Exhibit 4.11

[INFORMAL ENGLISH TRANSLATION]

Secured Debenture

Signed on the 28th of May, 2017

By Itamar Medical Ltd., Company No. 5124343218, of 9 Halamish Street, Caesarea (hereinafter: the “Company”)

For the benefit of Mizrahi Tefahot Bank Ltd. (hereinafter: the “Bank”), pursuant to the incorporation documents of the Company and all of the other provisions that provide the Company with power in this regard and pursuant to the resolution of the Company’s board of directors.

Whereas	The Company and/or _______ Company No. (hereinafter: the “Debtors”) have received and/or will receive credit from time to time from the Bank, whether in Israeli currency or any foreign currency, in Israel or outside of Israel, including any revolving credit, temporary credit, non-recurring credit, loan, discounting of deeds, purchase of deeds, brokerage of deeds, overdrafts, provision of guarantee and/or letter of indemnity, opening documentary credit, provision of an extension and various bank leniencies, handling bills of lading, actions with securities, various actions with financial instruments and/or derivatives, service or other payment, provided or that will be provided to a customer or for its deposit, as well as any other transaction or action based on which or following which debts or liabilities will be created or may be created by the Company and/or the Debtors vis-a-vis the Bank, whether as a debtor or guarantor or assignor and/or in another manner, alone or together with others, whether owed or that will be owed, whether they have matured before the engagement under this document or will mature thereafter, whether provided in a special or conditional manner, whether provided directly or indirectly, explicitly or implicitly, as well as other various bank services (hereinafter: all jointly and severally: the “Bank Services”), under the terms agreed upon and/or that will be agreed upon from time to time regarding every Bank Service.

And Whereas	It has been agreed by the Company and the Bank that the Company will secure all of the debts and liabilities of the Company and/or the Debtors to the Bank of any type or kind, whether in Israeli currency or any other currency and of any kind, as set forth below, by way of this Debenture, and in addition to any collateral that is provided and/or will be provided to the Bank.

Therefore, this Debenture attests to the following:

1.	a.	This Debenture has been issued to secure the full and precise payment of all of the amounts, whether in Israeli shekels or any foreign currency, owed and that will be owed to the Bank by the Company and/or the Debtors in any way, form, manner and for any reason, whether the amounts are owed by the Company and/or the Debtors in connection with the provision of the Bank Services or are not in connection with the same, whether they are owed from the Company and/or the Debtors alone or together with others, whether the Company and/or the Debtors have already undertaken therewith or will undertake therewith in the future, as a Debtor and/or guarantor and/or assignor or otherwise (including liability of the Company and/or the Debtors under the deeds provided or that will be provided to the Bank, whether by the Company and/or the Debtors or by third parties for discounting or security, and/or under any other debt of the Company and/or the Debtors vis-a-vis the Bank), owed and/or that will be owed in the future, which is payable before the exercise of the collateral provided hereby or subsequently, owed absolutely or conditionally, owed directly or indirectly, owed pursuant to the original undertaking of the Company and/or the Debtors or formed in a judgment of a court or otherwise -

b.	The total amount that we will be required to pay the Bank under this Debenture is unlimited in amount.

All of the expenses and charges in connection with the preparation of this Debenture and its registration with the appropriate registrar, as well as all of the expenses involved in the exercise of this Debenture and its realization, including reminders and warnings of arrears, reimbursements of charges, letters, assessments, insurance, security, maintenance and repair of the Pledged Assets as defined below, notices and various approvals, attorney fees, legal and execution fees, the appointment of a receiver and/or manager and/or liquidators and their wages, expenses involved in locating the address of the Company and/or the Debtors, as the case may be, and any other reasonable expense involved in the exercise of this Debenture and its realization, which the Bank could not prevent using reasonable measures, will apply to the Company and/or the Debtors, as the case may be, and will be paid by them, together with interest as set forth in the “Credit to a Business/Private Customer Packet” or at the rate agreed upon in the Provision of Bank Services Agreement, as of the date of the request and until the full clearance or as determined by the competent judicial authority. This Debenture will also be used to secure all of the aforesaid amounts in this paragraph, which will be added to the amount of the Debenture, as defined above in this Section 2, and all of its subsections until the full payment thereof, even if all of the aforesaid expenses and charges are also secured under this Debenture.

(All of the amounts above that are secured under this Debenture will be hereinafter: the “Secured Amounts”).

2.	The Company hereby undertakes to pay the Bank any amount from the Secured Amounts:

a.	On the agreed payment date, if agreed by the Bank and the Company and/or the Debtors that the same amount will be payable on a specific date.

b.	At the end of seven days from the date on which the Bank’s first written request is sent to the Company, if no payment date is agreed upon as stated in paragraph (a) above.

3.	a.	Unless the same is explicitly permitted in a specific credit agreement or the “Credit to a Business Customer” packet, the Bank may choose not to accept prepayment of the Secured Amounts or any part thereof, before they are due to be paid, and the Company or any party whose right may be impaired by the granting or realization of this Debenture, will not have a right under Section 13(b) of the Pledge Law, 1967 or any other law.

b.	In any case in which the Company and/or the Debtors do not have the right to repay the Secured Amounts early under any agreement, administrative instruction from a competent government authority or the law, the Company and/or the Debtors may do so only subject to the Bank’s prior written consent to the same, and under the conditions set forth in this regard by the Bank. The Bank may condition its consent on payment of a fee and/or fine and/or any other payment, as well as determine the date on which the early payment will take place. In the case of early repayment, the interest and/or linkage differentials and/or exchange rate differentials will be calculated, as the case may be, up to the actual payment date. For the avoidance of doubt, it is hereby clarified and emphasized that the above does not and will not impair or detract from the Bank’s right to call for immediate repayment any Secured Amount under the Debenture pursuant to the agreements between the Bank and the Company.

4.	a.	The Bank may calculate interest on the Secured Amounts at the rate agreed upon or that will be agreed upon from time to time between it and the Company and/or the Debtors, as the case may be. In cases in which the interest rate is not agreed upon, the Bank may determine the interest rate and inform the Company or Debtors of the same, as the case may be. The Company and/or the Debtors will be charged the aforesaid interest rates and the Bank may attach them to the principal at the end of every three months or at the end of any other period, as determined by the Bank.

b.	In any case of arrears in payment of the Secured Amounts or part thereof, the Secured Amounts will bear arrears interest in the rate set forth in the Business Credit Booklet or at the rate agreed upon in the Provision of Bank Services Agreement.

c.	In any case that grants the Bank the right to exercise the collateral under this Debenture, the Bank may increase the interest rates of the Secured Amounts until the arrears interest rate, as set forth in the Business Credit Booklet or the rate agreed upon in the Provision of Bank Services Agreement.

5.	To secure the full and precise repayment of all of the Secured Amounts, the Company hereby pledges to the Bank and its substitutes.

a.	With a first-ranked floating charge, any enterprise, equipment, assets, funds, property and rights, including their profits, of any type without exception, that the Company has currently and will have in the future, at any time, in any form and manner, including all of the existing and/or future rights of the Company, for the receipt of funds from its customers and/or from any other entity, including its insurance rights for them, for all of the above assets and rights, and all of the rights under the Property Tax and Damages Fund Law, 1961, and any right to damages or indemnification that the Company shall have vis-à-vis a third party for loss, damage or the expropriation of property or any part thereof (hereinafter: the “Pledged Assets”).

b.	A first-ranked fixed pledge and a lien on its goodwill, as it is currently and as it may be at any time (hereinafter: the “Pledged Goodwill”).

c.	A first-ranked fixed pledge and lien on the equipment, assets and the income from the assets and their profits, set forth on the list attached to this Debenture, marked “A” and constituting an integral part hereof (hereinafter: the “Fixed and Pledged Property”).

d.	A first-ranking fixed pledge on all of the rights, including the intellectual property rights, of the Company, as set forth in Appendix A1 of the Debentures and including as set forth in Appendix A2 (hereinafter: the “Pledged Intellectual Property Rights”).

e.	A first-ranking fixed pledge of all of the Company’s rights to receive funds as set forth in Appendix B of the Debenture. (hereinafter: the “Right to Receive Funds”).

f.	A first-ranked fixed pledge on the Company’s holdings in Itamar Medical Inc. and I.M.E (2016) B.V. and all of the Company’s rights in connection with the above holdings.

g.	A fixed pledge and a charge on the bills of lading - marine or by air - ownership certificates of merchandise, storage certificates, merchandise delivery certificates, orders, letters of documentary credit, receipts or other documents customary in international trade and testifying to ownership or goods or merchandise (hereinafter: the “Documents”), which will be provided from time to time to the Bank, for collection, for safekeeping, security or otherwise, including all of the insurance rights of any type or kind vis-à-vis B.S.S.CH. - The Israel Credit Insurance Company Ltd. or any other insurance company, as well as any right to compensation or indemnification that the Company may have vis-à-vis third parties for loss, damage, or expropriation of merchandise or goods - upon their delivery to the Bank as stated, they shall be considered to be pledged and charged for the Bank as a first-ranking pledge and charge under the terms of this Debenture and its provisions.

h.	A fixed pledge and charge on all of the securities, documents, pledges of others that the Company has provided or will provide from time to time to the Bank for collection, safekeeping, security or otherwise (hereinafter: the “Pledged Documents”) and upon the delivery thereof, they will be considered to be pledged and charged to the Bank as a first-ranking pledge and charge under the terms of this Debenture, and its provisions, mutatis mutandis, will apply to their pledge and charge.

The Bank will be exempt from taking any action in connection with the Pledged Documents and will not be liable for any damage that is caused in connection with the same, and the Company undertakes to indemnify the Bank in any case in which the Bank is sued for such damage by others. The Company hereby waives in advance any claims of prescription regarding the Pledged Documents.

i.	A charge and first-ranking pledge and assignment by way of pledge on all of the rights of the Company in Account No. 250888 at the Orot Mall Branch (438) (hereinafter: the “Pledged Account”), including all of the rights of the Company to the funds and/or deposits and/or assets deposited and/or that will be deposited and/or located in the Account, as well as the income, profits and consideration that the Company may have for and in connection with the Account (hereinafter: the “Pledged Rights”).

j.	The “Pledged Assets,” the “Pledged Goodwill,” the “Documents,” and the “Pledged Documents,” “Fixed and Pledged Assets,” “Pledged Intellectual Property Rights,” “Rights to Receive Funds,” the “Pledged Account,” the “Pledged Rights,” and any other pledge noted in this section will be hereinafter: the “Pledged Property.”

6.	The Company hereby declares as follows:

a.	That the Pledged Property is not pledged, nor is there a lien in favor of others, nor is it subject to an attachment in any manner, other than as set forth in the report of the Registrar of Companies dated ________, attached hereto.

b.	That the Pledged Property is under its sole ownership and possession or possessed by the Bank.

c.	That there is no limitation or condition under law or agreement or otherwise, applicable to the transfer of the Pledged Property or it being subjugated to a pledge or lien.

d.	That it may pledge or charge the Pledged Property in any manner and form.

e.	That no assignment of a right or other action was performed that derogates from the value of the Pledged Property.

f.	That it and/or the Pledged Property complies and will comply with the requirements and/or provisions of any law and/or agreement.

g.	That it is not aware of the existence of environmental hazards as defined in Section 26(d) below in the Pledged Property, and to the best of its knowledge, no demand was received from the relevant authorities and/or any other entity for the same in connection with environmental hazards.

7.	The Company hereby undertakes vis-à-vis the Bank as follows:

a.	Not to pledge, not to charge, including at an inferior level than the Bank, not to sell, not to lease, not to lease long-term, not to transfer the Pledged Property, not to provide and/or transfer possession of the Pledged Property, and not to perform any action with the Pledged Property or provide any person or entity with any right to the Pledged Property, which may (by action or right) harm the rights of the Bank under this Debenture and/or under any agreement formed and/or that will be formed between the Bank and the Company, all unless the Bank’s prior written consent to the same is received. The Bank will not unreasonably refuse at the Company’s request to provide its consent as stated.

b.	The Company declares that the Pledged Property is in working condition. The Company undertakes to protect the Pledged Property as well as to keep the Pledged Property in working condition and to make, from time to time, the necessary repairs for its proper maintenance and to ensure that it is fit for use, and not to make changes or demolish a structure or part of a structure, and not to uproot any underground fittings without the Bank’s prior written consent. The Bank and its representatives will have the right to visit, at any time, the Pledged Property in order to examine its condition. In any case of material damage or material defect to the Pledged Property which may impact the value of the Pledged Property as a security, the Company undertakes to notify the Bank of the same within a reasonable period of time. In the event that the Company does not perform the repairs required in the Pledged Property within a reasonable period of time from the occurrence of the damage or the defect, considering the type and nature of the damage or defect, the Bank may execute the repairs as it sees fit, at the Company’s expense, provided that the damage or defect is material in the Pledged Property, and may impact the value of the Pledged Property as a collateral. The Company undertakes to reimburse the Bank, immediately upon the Bank’s request, for all of the expenses that the Bank has or will have in connection with the aforesaid repairs, in addition to lawful interest and linkage differentials as of the date on which the amounts are incurred by the Bank and until the actual full repayment thereof by the Company. All of the aforesaid expenses and the interest and linkage differentials on the same will be secured under this Debenture and will be subject to the Secured Amounts.

c.	To immediately notify the Bank of any case of the imposition of an attachment on the Pledged Property and/or the Pledged Assets and/or any part thereof and to immediately notify the attachor of the pledge for the benefit of the Bank and, at the Company’s expense, immediately and without delay, to use all means for the removal of the attachment. In the event that the Company does not take measures as stated, the Bank may (but is not required to) use all of the means to remove the attachment, and the Company will be required to immediately pay the Bank all of the expenses involved in the same (including the fees of the Bank’s attorneys).

d.	To be responsible for the accuracy and correctness of all of the signatures, assignments and details on deeds, documents and securities that are provided and/or will be provided to the Bank as collateral.

e.	To pay, on time, all of the taxes, fees, all of the compulsory payments, various types of property tax, the lease fees and all of the other payments applicable from time to time on the Pledged Property or the Company for the Pledged Property, including insurance fees as stated in Sections 10(a) and/or 10(b) below. The Company hereby confirms and declares that it has made the payments as stated that are applicable by the signing date of this Debenture. The Company will provide the Bank, immediately upon its first request, all of the receipts and approvals related to the same payments. Without derogating from any of the Bank’s rights, in the event that the Company has not made any of the payments applicable thereto, the non-payment of which may cause material damage to the Bank, the Bank may but is not required to pay the same in its place and at the Company’s expense, provided that the Company is notified 15 days in advance of its intention to do so, excluding in cases of particular urgency on the date of the execution of the payment, in which the failure to make the payment immediately may cause material damage to the Bank. The Company undertakes to reimburse the Bank for the payment immediately upon the Bank’s first request, together with lawful interest and linkage differentials, as of the date on which it was paid by the Bank and until the full repayment thereof by the Company. All of the aforesaid expenses and payments above, including the interest on the same, will be secured under this Debenture and will be subject to the Secured Amounts.

Without derogating from the above, the Company hereby declares and undertakes as follows:

f.	That it alone will be liable, including vis-à-vis any person, company, entity, government authority, or any third party in connection with the Pledged Property, whether directly or indirectly, including regarding matters related to environmental hazards, and it agrees that the Bank will not bear any liability in connection with the same. The Company will bear all of the expenses, damages, costs, claims and demands in connection with the Pledged Property and will indemnify the Bank for the entire amount that the Bank is required to pay for the same, if charged.

g.	That it will immediately report to the Bank regarding the existence of environmental hazards, and regarding any demand that will be directed thereto in connection with the same, and that it will handle them in accordance with the provisions of the law and the relevant authorities, without derogating from any other undertaking under any agreement and/or under law.

h.	Without derogating from the generality of the above, the Company declares that it is aware that all of the demands made and/or that will be made by the Bank in connection with the environmental defects related to the Company and/or the Pledged Property are intended only to secure the credit that the Bank provides and to secure the value of the Pledged Property, and that the Bank will not be liable vis-à-vis it or any other person, company, entity, government authority or third party, with any liability, in connection with the same. The Company further declares that it is aware that the Bank is not responsible for reliance that may be generated for it or any third party as a result of these requirements, and it exempts the Bank from any liability in connection with the same.

i.	To manage accounting records and to permit the Bank or a representative on its behalf, at any time, to examine the books. The Company undertakes to assist the Bank or its representatives and to provide them, at their first request, with balance sheets, documents, and any information required thereby, including explanations in connection with the financial and operating condition of the Company and/or its business.

j.	It is agreed that no change in control in the Company, compared to the condition existing on the signing date of this Debenture without the Bank’s prior written consent will constitute grounds for immediate repayment. “Control” - as defined in the Securities Law, 1968, as well as a state in which an entity from the Viola Fund Group ceases to be the sole controlling shareholder of the Company.

The Company will report to the Bank upon being made aware of the change of control as stated, and insofar as the change of control is not approved by the Bank, the Bank will have grounds to call for immediate repayment.

k.	The Company is the owner of all of the intellectual property required by the Company for the purpose of its business (excluding standard shelf products) and there is no agreement based on which the intellectual property will be transferred to a third party.

l.	To the best of its knowledge, the Company does not currently infringe and there is no proceeding against it in connection with the infringement of intellectual property rights of a third party.

m.	A full list of all of the intellectual property is attached as Appendix A2, and the Company will provide the Bank, in writing, with any update and/or change that will be made in the aforesaid list. Additionally, the Company will update the list of active customers every six months (customers with a positive balance or customers with which there were transactions during the past 12 months). Following the Company’s above reports, an update will be made to the pledges in the relevant registrars, and the Company will sign all of the documents accepted in connection with the same.

n.	Without derogating from the other grounds for calling for immediate repayment in accordance with any document, it is agreed that there is if a license, consent, approval or record of any of the Company’s intellectual property rights is retracted, cancelled, suspended, or impaired and the same has a materially adverse impact on the Company, the Bank may call for immediate repayment the Secured Amounts or any part thereof.

8.	During the entire term of this Debenture, the Company undertakes as follows:

a.	Not to demand its share capital that was issued and is not yet repaid, in whole or in part, or accept payments thereon without the Bank’s written consent, and if any amounts are paid on account of the aforesaid share principal of the Company, without or without the Bank’s consent, the same amounts will be transferred immediately to the Bank and used as payment on account of the Company’s debts to the Bank.

b.	Not to pay its shareholders in any form or manner any loan or funds that the shareholders have lent or will lend to the Company or any funds that the aforesaid have invested and/or will invest in the Company. The above will not apply to a loan that is convertible to shares of the Company, which will be repaid by way of the allocation of shares.

c.	Not to provide its shareholders with any loan or any credit, not to guarantee for them and/or provide them with collateral without the Bank’s prior written consent.

d.	To ensure that the shareholders that lent and/or will lend funds to the Company will undertake vis-à-vis the Bank not to demand and not to claim any funds as stated from the Company, and if for any reason, they still receive amounts from the Company - to reimburse the aforesaid amounts to the Bank in order to use them for the repayment of the Secured Amounts.

e.	Not to purchase its shares and not to pay any dividend without the Bank’s prior written consent.

9.	a.	The Company undertakes to ensure and provide the Bank, no later than the date of the provision of the credit, with a copy of an insurance policy based on which it has insured the Pledged Property with property insurance and against any other risk demanded by the Bank, with the same insurance company, in the same amount and under the same conditions to which the Bank has agreed - all subject to the law and in accordance with the instructions of Bank of Israel. The policy will contain, inter alia, a section of pledges for the benefit of the Bank, as well as a section known as a “30 days advance notice of cancellation clause.” The Company hereby undertakes to continue to insure the Pledged Property as stated above, as long as the Credit is not repaid to the Bank in full, to pay all of the premiums on time and to provide the Bank, at its first request, with insurance certificates and references in writing of the execution of the insurance payments.

b.	In each of the cases listed below, the Bank may, at its sole discretion, insure the Pledged Property on behalf of the Bank and charge the Account of the Company and/or the Debtors, as the case may be, for the insurance fee expenses. Amounts that are paid as expenses and insurance fees as stated will be secured based on this Debenture.

(1)	If the Pledged Property is not insured to the satisfaction of the Bank.

(2)	If the Company does not provide the Bank, by the date of the provision of the credit, with insurance certificates for the Pledged Property, to the satisfaction of the Bank.

(3)	If 30 days prior to the end of the insurance term of the Pledged Property, the Company does not provide the Bank with insurance certificates of the Pledged Property under the conditions and for the period to its satisfaction. In the case in which the insurance is made by the Bank as stated above, the Bank will not be responsible for a defect or flaw that arises in connection with the insurance. Amounts that will be paid as expenses and insurance fees as stated will be secured under this Debenture.

c.	All of the rights arising from property insurance as stated above, including rights under the Property Tax and Damages Fund Law, 5721-1961, as it may be in force from time to time or under any other law, whether transferred to the Bank as stated above or otherwise, are hereby pledged for the Bank with a first-ranking fixed pledge and as a lien.

d.	The Company undertakes to notify the Bank and the insurance company, immediately, of any damage to the Pledged Property that may entitle it to insurance payments, whether the insurance was made by the Company or by the Bank. The Bank may sue from the insurance company for the exercise of the right to insurance payments in accordance with Sections 9, 20 and 22 of the Pledge Law, 1967 and/or any other law that shall replace or amend it.

e.	The Company undertakes to sign, at the first request of the Bank, all of the requests, documents, and certificates that are required or desirable for the execution of the undertakings of the Company that are included in this section. Additionally, the Company undertakes not to cancel or change in any manner any of the aforesaid insurance terms without the Bank’s prior written consent.

10.	a.	The collateral provided to the Bank under this Debenture shall be of a continuous nature despite the arrangement of accounts or any account of the Company and/or Debtors and will remain in force until the Bank confirms in writing that this Debenture has terminated.

b.	Where the Bank was or will be provided with collateral or guarantees for payment of the Secured Amounts, all of the collateral and guarantees will be independent of each other.

c.	Where the Bank will settle or provide an extension or easement to the Company, the Bank will change the undertakings of the Company in connection with the Secured Amounts, will release or waive the other securities or guarantees - these will not change the nature of the collateral utilized under this Debenture, and all of the securities and undertakings of the Company under this Debenture will remain in full force.

11.	Rights of the Bank

a.	In this section - “Asset” - Of any type or kind, including funds, in Israel currency or foreign currency, securities and rights, and including funds that the State or any other entity has provided or will provide to the Bank in any manner for the Company, as well as including an asset as stated that is provided and/or will be provided by the Company or for it to the Bank for collection and/or safekeeping and/or as a security and/or in any other manner, including the consideration for the same assets.

b.	The Bank will have a lien right on any asset owed and/or that will be owed to the Company from the Bank in any manner and from any source, and in any account, whether the account is registered in the name of the Company alone or in the name of the Company together with others, as well as assets that are and/or will be held by the Bank for the Company at any time, and the Bank any, at any time required in the opinion of the Bank to maintain its rights, based on its experience, as reasonable under the circumstances, notify the Company of the same in advance, withhold an asset as stated until the clearance of all of the amounts of money owed or that will be owed to the Bank from the Company and that are not yet cleared from the Secured Amounts. With regard to amounts that are not yet due to be paid, the Bank may operate its right under this section as stated above, only where there is a reasonable concern that the Company and/or the Debtors, as the case may be, will not meet their undertakings vis-à-vis the Bank.

c.	The Bank will have the right to prevent the Company from withdrawing credit balances that are available thereto in any account, whether the account is registered in the name of the Company alone or in the name of the Company together with others, as well as credit balances that are and/or will be in the possession of the Bank for the Company at any time, while the Company and/or the Debtors owe funds to the Bank and the Bank believes that the withdrawal of the aforesaid credit balances may harm the Bank’s rights.

d.	Without derogating from the above, the Bank may offset, at any time, any credit balance of the Company (as set forth in Section 11.3 above) against the Secured Amounts whose payment dates have elapsed, including following the calling for immediate repayment, and the credit balance will be used for the clearance of the Secured Amounts. The Bank will make an attempt, insofar as reasonable under the circumstances, to notify the Company of the same in advance. In order to execute the above, the Bank may take all of the legal or other measures as the Bank shall deem fit under the circumstances.

Additionally, the Bank may redeem deposits of the Company that have not yet matured while offsetting them against the Secured Amounts whose payment dates have elapsed, including following calling for immediate repayment in accordance with the terms of any agreement between the Company and the Bank. The Company is aware that in such a case, adverse changes may occur to the Company regarding its rights for the same deposit, such as for loss of interest and loss of a right to grants and the Company will not have any claim against the Bank in this regard.

12.

a.	Any amount of money that is cleared for the Bank on account of credit and/or an amount that the Bank charges the Account of the Company and/or the Debtors for credit, will be charged for the credit of the Credit Account with the following order of priorities: first for the clearance of the expenses incurred as a result of the exercise of this pledge, and thereafter for the clearance of the other expenses, bank charges, and interest that are owed to the Bank, including additional amounts following linkage of the interest, and subsequently for clearance on account of the principal of the credit for amounts that are due to be paid, including additional amounts for linkage of the principal of the credit.

b.	Subject to subsection a above, the Bank may, at any time, at its discretion:

1.	Charge any account of the Company for any amount owed from the Company and/or the Debtors to the Bank.

2.	If necessary, transfer any amount provided for the benefit of the Company in any account, to any other account.

13.	Considering that the amounts owed and that will be owed to the Bank from the Company and/or the Debtors on account of the Secured Amounts may be both in Israeli currency or in foreign currency, it is hereby declared and agreed that the Bank and the Receiver - as the case may be - may convert Israeli currency that is provided to them to foreign currency required for the full or partial clearance of the Secured Amount owed to the Bank in foreign currency, and convert foreign currency provided to them to Israeli currency, in accordance with the maximum rate for transfers and assignments existing at the Bank upon the purchaser, which is required for the clearance of any amount, or to sell any foreign currency of the Customer in accordance with the minimum rate for transfers and assignments existing at the Bank upon the sale, and to use the consideration from the sale for the purchase of a different foreign currency at which the credit is provided, which will be required for the clearance of any amount. Any purchase or sale as stated will be made (if any) from the amounts in foreign currency or amounts in Israeli currency that are available at the Bank for the benefit of the Company and/or the Debtors, or that are received from the collateral.

14.	a.	In each of the cases granting the Bank a right to call the Secured Amounts for immediate repayment, based on any document signed and/or that will be signed by the Company and/or the Debtors, the Bank may use any means that it deems fit, subject to any law, in order to collect all of the Secured Amounts, exercise the collateral in any manner permitted by law and exercise all of its rights under this Debenture, including the exercise of the Pledged Property, in whole or in part, and use the redemption thereof to clear the Secured Amounts, without the Bank being required to exercise guarantees or other collateral, if any exists at the Bank. Additionally, the Bank may take, at the Bank’s discretion, any remedy allocated and/or granted to the Bank under any agreement or law, including enforcement or termination, in whole or in part, of any agreement between the Bank and the Company and/or the Debtors and/or the receipt of damages from the Company and/or the Debtors.

For the avoidance of doubt, it is clarified that the immediate repayment of the Secured Amounts will be made in accordance with the agreements signed by the Company and the Bank.

b.	In addition to the provisions of subsection (a) above, the Company will pay the Bank, as liquidated damages assessed in advance, for any loss or damage incurred to the Bank as a result of calling from immediate repayment - an amount equal to the total of all of the amounts that the Bank typically collects as early repayment, as may be customary from time to time at the Bank, or an amount that the Bank is permitted to collect as an early repayment fee under law and/or based on the instructions of Bank of Israel, whichever is higher.

c.	Any receiver and/or special manager and/or business manager and/or liquidator and/or trustee appointed at the request of the Bank, in cases as stated in Section 14(a) above, may, inter alia, and subject to the approval of the court, Execution Bureau, or any other competent authority:

(1)	Take possession of the Pledged Property, in whole or in part.

(2)	Manage the business of the Company or participate in its conduct as it deems fit.

(3)	Sell or lease and/or agree to sell or lease the Pledged Property in whole or in part or transfer it in any other manner under the conditions as it sees fit.

(4)	Make any other arrangement regarding the Pledged Property, in whole or in part.

15.	All of the income received by the Receiver and the manager from the Pledged Property and any consideration received by the Bank and/or by the Receiver and the manager from the sale of the Pledged Property or part thereof will be charged:

a.	First for the clearance of all of the expenses incurred in connection with the collection of the Secured Amounts, including expenses of the Receiver or the Receiver and manager, and its fees in the rate determined by the Bank.

b.	Second, for the clearance of the additional amounts owed to the Bank following the terms of linkage, interest, damages, fees and expenses owed or that will be owed to the Bank under this Debenture.

c.	Third, to clear the principal of the Secured Amounts.

16.	In the case in which, upon the exercise of the Pledged Property, the payment date of the Secured Amounts has not yet elapsed, or the Secured Amounts will be owed to the Bank conditionally only, the Bank may collect, from the redemption of the exercise, an amount sufficient to cover the Secured Amounts, and the amount that will be collected will be pledged to the Bank to secure them, and will be held by the Bank until the clearance thereof.

The provision of the pledge under this deed will not derogate from or detract from the rights of the Bank and/or undertaking of the Company under other documents, of any kind, which were signed and/or will be signed by the Company vis-à-vis the Bank.

17.	Where either of the parties does not use, in a particular case, any of its rights under this Debenture, the same will not be considered to be a waiver on its part of the same rights, regarding the specific case, or regarding cases that occur subsequently. No waiver or settlement, including regarding the payment dates, will be valid unless provided in writing.

No waiver that the Bank provides to any party to a deed held by the Bank under this Debenture will impact the undertakings of the Company in any form or manner.

18.	Deleted.

19.	The Bank Records and its Accounts will serve as admissible evidence against the Company for all of the details thereof, and inter alia, with respect to the calculation of the Secured Amounts, the details of the deeds and guarantees and the other securities, and any other matter related to this Debenture.

The term “Bank Records” shall mean - including any book, registrar, account statement, microfiche, copy or photocopy of an account statement, contract, letter of undertaking, deed, data card, index, spreadsheet, output, document or extract issued from computerized databases of the Bank or any electronic, electrical, optical or computerized means in which data is registered or stored, as well as any other means customary at the Bank for the registration or storage of data, and any other approved copy of a document or output as stated.

The term “Accounts” shall mean - any record or copy of a record, whether registered or copied in writing or by machine or recorded or copied by way of printing, duplication, photocopy, including microfiche or any technical electrical or electronic device, including as means of recorded accepted in the data processing industry or the electronic computers industry or any other means of recording or the presentation of words or literature or marking, as practiced and/or customary at the Bank.

20.	The Bank may, subject to the provisions of any law, transfer at any time its rights under this Debenture, or any part thereof, including the Secured Amounts, or grant its rights in full or in part to a third party, without the receipt of additional consent of the Company. Additionally, the transferee, subject to the provisions of any law, may also transfer all of the rights that are transferred thereto under this Debenture or any part thereof.

21.	The Bank may deposit the collateral provided or that will be provided under this Debenture or part thereof, with a guardian at its discretion, on account of the Debtors, and replace the guardian from time to time, such that the Bank may record the aforesaid collateral, in whole or in part, with any competent authority under any law.

22.	a.	The granting of this Debenture will not derogate from the right of the Bank to collect the Secured Amounts in a manner other than through the exercise of this Debenture.

b.	The exercise of this Debenture will not derogate from the right of the Bank to collect from the Company and/or the Debtors the balance of the Secured Amounts in a manner other than through the exercise of this Debenture.

23.	In this Debenture:

a.	“Bank” shall mean - Mizrahi Tefahot Bank Ltd. and any of its branches existing on the date of this Debenture and/or that is opened in any place in the future, as any party on behalf of the Bank or in its place.

b.	“Deeds” shall mean - promissory notes, bills of exchange, checks, undertakings, guarantees, securities, checks, bills of lading, bills of deposit and any other marketable documents.

c.	“Law” - as defined in the Interpretation Law, 1981, including any law, regulation, order, instruction, license, permit, standard, demand, or request of a government authority, including provisions, permits and instructions of Bank of Israel, all as applicable and will be in force from time to time.

d.	“environmental hazards” - hazards in the field of environmental protection, in the broadest accepted form of this term, including harm to the public health, related to the Company and/or the Pledged Property and including, without derogating from the generality of the above, air and atmospheric pollution, water pollution, including groundwater, ocean water, land pollution, noise, smell, ionizing and non-ionizing radiation, waste and hazardous materials. Additionally, hazards for which there are instructions and requirements in the framework of business licensing and construction planning, the instructions of local authorities, the Ministry for Environmental Protection, the Ministry of Energy and Water, including the Water Authority, Ministry of Health, Minister of Interior, and Planning and Construction Committees and/or any other relevant authority (hereinafter: the “Relevant Authorities”).

e.	The preamble to this Debenture constitutes an integral part hereof.

f.	Where this Debenture is signed by two or more, the signing parties will be jointly and severally liable for the fulfillment of all of the undertakings under the Debenture.

g.	The “Base Index” - regarding the principal amount: the Consumer Price Index that is most recently published prior to the signing of the Debtors on this Debenture. Regarding any of the charges and expenses: the Consumer Price Index published most recently before the execution of the charge or payment of expenses by the Bank.

h.	The “New Index” - the Consumer Price Index published most recently before the actual payment date by the Debtors of any amount.

i.	The “Base Rate” - regarding the principal amount: the exchange rate on the date on which the Company signs this Debenture. Regarding any of the charges and expenses: the exchange rate on the date of the execution of the charge or payment of expenses by the Bank.

j.	The “New Rate” - the exchange rate on the actual payment date by the Company of any amount.

24.	Any notice that is sent by the Bank to the Company and/or the Debtors based on any address set forth in this Debenture or any other address of which the Company and/or the Debtors notifies and/or will provide notice, as the case may be, to the Bank in writing - will be considered to have been sent and received thereby on time in accordance with the ordinary mail arrangements, unless proven otherwise. A written declaration from the Bank will serve as admissible evidence regarding the time and delivery of the notice.

25.	The place of jurisdiction for the purpose of this Debenture is hereby determined to be a competent court of Israel.

26.	The law that shall apply to this document and its interpretation will be the Israeli law.

27.	Special conditions:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

In witness whereof, the Company affixes its signature:

/s/ Itamar Medical Ltd.
The Company

Appendix A

to the Secured Debenture

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]

Appendix A1

to the Secured Debenture

The pledge will apply to all of the rights, including Intellectual Property Rights, of the Company that are currently existing and will exist in the future, whether registered in the name of the Company or otherwise, including if registration requests are submitted for the same on:

(a)	All of the know-how, inventions, patents, trademarks, designs, models, tradenames, copyrights and processes and technological applications.

(b)	Domain names, licenses, availability agreements, usage right agreements, illustrations, computer software, trade secrets and customer lists.

All whether the Company’s rights are registered in its name or otherwise, or the aforesaid rights are currently existing or will exist in the future.

Regarding the aforesaid intellectual property rights or any part thereof, the Company undertakes to ensure that it and any subsidiary:

(a)	Will make all of the appropriate records and pay all of the expenses and fees required in order to keep and protect the intellectual property rights of the Company and/or its subsidiaries and/or registered for them.

(b)	Will take all of the necessary measures, including legal proceedings, in order to prevent a third party from infringing the same intellectual property rights.

(c)	Not to sell, transfer, lease or provide a license to use, other than the license arrangements with a third party that is not an affiliated party, made during the ordinary course of business and for ordinary consideration.

Appendix A2

to the Secured Debenture

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]

Appendix B

to the Secured Debenture

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]

Report of the Registrar of Companies attached to the Secured Debenture pursuant to Section 6a of the Secured Debenture

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted attachment to the U.S. Securities and Exchange Commission upon request.]

Date: 29th May 2017

Mizrahi Tefahot Bank Ltd

(hereinafter: the “Bank”)

Re: Negative Charge

Irrevocable Undertaking

WHEREAS	Itamar Medical Ltd. (hereinafter: the “Client”) has received and/or is about to receive Credit from the Bank, as defined in the Bank’s “Agreement and General Business Terms” and/or “Framework agreement” and/or “Application to Open an Account” and/or “Application to Effect Changes in an Account” and/or “Account Management General Terms and Conditions” and/or “General Conditions for Credit Activities” and all the appendices and amendments thereto and/or various banking services, (hereinafter: “the Credit”);

AND WHEREAS	we, the undersigned, I.M.E 2016 B.V. (hereinafter: the “Company”) are subsidiary of the Client;

AND WHEREAS	the Credit is and/or shall be given by the Bank inter alia in reliance upon this undertaking;

WE ACCORDINGLY WARRANT, CONFIRM AND UNDERTAKE TO THE BANK AS FOLLOWS:

1.	As at the date of giving this undertaking, there is no floating charge over the Company’s assets in favour of any third party, nor has the Company given any undertaking to create a floating charge in favour of any third party.

2.

As at the date of giving this undertaking, there is no fixed charge over the Company’s assets in favour of a third party, nor has the Company given any undertaking to create a fixed charge in favour of any third party.

The provisions of this clause and clause 1 above are save for the charges specified below:

2.1	2.4
2.2	2.5
2.3	2.6

3.	The Company shall not in any matter charge its existing assets or its assets as shall exist from time to time in a floating charge and of any type or ranking without obtaining the Bank’s prior written consent.

4.	The Company shall not charge any asset that exists and/or is registered in its name without obtaining the Bank’s prior written consent. Notwithstanding the foregoing provisions in this clause, the Company shall be entitled to create a fixed charge over new fixed assets in favour of another bank the purchase whereof shall be financed by such bank and such being up to the amount that it has borrowed from it for such purpose.

5.	If for any reason whatsoever the Company shall breach its commitment herein, the Bank shall be entitled to immediate repayment of the credit amounts given to the Company and/or to the Client, in addition to any relief and/or remedy to which the Bank is entitled against the Company and/or the Client pursuant to any agreement or law.

6.	The Company’s irrevocable undertakings herein are given to secure the rights of Mizrahi Tefahot Bank Ltd., and shall continue to be in effect until its termination is approved by the Bank.

7.	This undertaking shall be governed by and interpreted in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law. The competent courts in Tel Aviv shall have sole and exclusive jurisdiction over any dispute between the parties, as set forth herein.

Your faithfully.

/s/ Dorsha B.V.
I.M.E 2016 B.V
By: Dorsha B.V.
Its: Director